UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2025

Amplitude, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40817	45-3937349
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Third Street, Suite 200
San Francisco, California 94103
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 231-2353

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	AMPL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2025, the Board of Directors (the “Board”) of Amplitude, Inc. (the “Company”) appointed Tien Tzuo to serve as a Class I director, to serve for an initial term expiring at the Company’s 2025 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, disqualification, retirement or removal. Mr. Tzuo was appointed to a newly created directorship on the Board resulting from an increase in the size of the Board from nine to ten directors. In connection with his appointment as a Class I director, Mr. Tzuo was also appointed to serve as a member of the Audit Committee (the “Audit Committee”) of the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board.

As a non-employee director, Mr. Tzuo will be compensated for his service in accordance with the Company’s Non-Employee Director Compensation Program (as amended, the “Non-Employee Director Compensation Program”). Pursuant to the Non-Employee Director Compensation Program, Mr. Tzuo will receive annual cash compensation of $30,000 for his service as a member of the Board, $10,000 for his service as a member of the Audit Committee and $4,000 for his service as a member of the Nominating Committee (each paid quarterly in arrears and prorated based on the portion of days actually served in the applicable quarter). Mr. Tzuo will also receive (i) an initial award of restricted stock units (“RSUs”) equaling $525,000 divided by the average per share closing trading price of the Company’s Class A common stock over the most recent 30 trading days as of the grant date, which will vest as to one-third of the shares on each anniversary of the grant date (the “Initial Award”) and (ii) an annual award of RSUs granted on the date of each annual meeting of the Company’s stockholders, starting with the first annual meeting for which the Initial Award will be fully vested within 12 months thereafter, equaling $175,000 by the average per share closing trading price of the Company’s Class A common stock over the most recent 30 trading days as of the grant date (the “Annual Award”). The Annual Award will vest in full on the earlier of the first anniversary of the grant date and immediately prior to the next annual meeting of the Company’s stockholders after the grant date, subject to his continued service on the Board through the vesting date. In addition, Mr. Tzuo may elect to receive his annual cash compensation in the form of RSUs and may elect to defer all or a portion of the RSUs he receives under the Non-Employee Director Compensation Program until the earliest of a fixed date properly elected by Mr. Tzuo, Mr. Tzuo’s termination of service, or a change in control (as defined in the Company’s 2021 Incentive Award Plan). In the event of a change in control, all equity awards held by Mr. Tzuo will accelerate in full.

Mr. Tzuo is expected to enter into the Company’s standard form of indemnification agreement in the form filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-259168), filed with the Securities and Exchange Commission on August 30, 2021.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the appointment of Mr. Tzuo to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 25, 2025, issued by Amplitude, Inc.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPLITUDE, INC.

Date: February 25, 2025	By:	/s/ Andrew Casey Name: Andrew Casey
Title: Chief Financial Officer